Exhibit 99.1
CROSSTEX
FOR IMMEDIATE RELEASE
July 26, 2006
CROSSTEX ENERGY, L.P. ANNOUNCES
$245 MILLION PRIVATE PLACEMENT OF NOTES
DALLAS, July 26, 2006 – Crosstex Energy, L.P. (NASDAQ: XTEX) today announced that it has completed a private placement offering of $245 million in senior secured notes with institutional investors. The notes mature in 10 years, with an average life of eight years and an annual coupon of 6.96 percent. Proceeds from the notes will be used to repay borrowings under Crosstex’s revolving credit facility. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.
“This transaction is consistent with our strategy to maintain a conservative capital structure. Given the long-term nature of our assets, we will continue to use long-term, fixed-rate debt for a significant portion of our capital structure,” stated Barry E. Davis, President and Chief Executive Officer.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. (NASDAQ: XTXI) owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at
http://www.crosstexenergy.com.
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Investor Contact: William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500
Media Contact: Jill McMillan, Public Relations Specialist
Phone: 214-721-9271